Exhibit 5.1

Nelson

Mullins

Nelson Mullins Riley & Scarborough LLP Attorneys and Counselors at Law 104 South Main Street / Ninth Floor / Greenville, SC 29601 Tel: 864.250.2300 Fax: 864.232.2925 www.nelsonmullins.com

August 29, 2016

First Bancorp

300 SW Broad Street

Southern Pines, North Carolina 28387

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to First Bancorp (the “Company”) in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”), relating to the registration of up to 3,801,952 shares (the “Shares”) of the Company’s common stock, no par value per share, to be exchanged for shares of common stock of Carolina Bank Holdings, Inc. (“CLBH”) in connection with the Agreement and Plan of Merger of Reorganization, dated as of June 21, 2016, by and among the Company and CLBH. This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K under the Act.

We have examined the articles of incorporation and amendments thereto filed by the Company with the North Carolina Secretary of State, the bylaws of the Company, minutes of meetings of its board of directors, and such other corporate records of the Company and other documents and have made such examinations of law as we have deemed necessary for purposes of this opinion.

Based on and subject to the foregoing and to the additional qualifications set forth below, it is our opinion that the Shares that are being offered and sold by the Company pursuant to the Registration Statement, when issued by the Company as contemplated by the Registration Statement, will be legally issued, fully paid, and nonassessable.

We hereby consent to the reference to our firm in the Registration Statement under the heading “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement. The consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

With offices in the District of Columbia, Florida, Georgia, Massachusetts, New York, North Carolina, South Carolina, Tennessee and West Virginia

August 29, 2016

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws other than the North Carolina Business Corporation Act (including the statutory provisions, all applicable provisions of the North Carolina Constitution and reported judicial decisions interpreting those laws).

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the North Carolina Business Corporation Act be changed by legislative action, judicial decision, or otherwise.

Very truly yours,

NELSON MULLINS RILEY & SCARBOROUGH LLP

By:	/s/ B.T. Atkinson
B.T. Atkinson